Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Turner Funds:

We consent to the use of our report dated November 29, 2011, with respect to the financial statements of the Turner Market Neutral Fund, Turner Medical Sciences Long/Short Fund, Turner Spectrum Fund, Turner Titan Fund, Turner All Cap Growth Fund, Turner Concentrated Growth Fund, Turner Emerging Growth Fund, Turner Large Growth Fund, Turner Midcap Growth Fund, Turner Small Cap Growth Fund, Turner Global Opportunities Fund, and Turner International Growth Fund, as of September 30, 2011, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the headings, “Independent Registered Public Accounting  Firm” and “Financial Statements” in the Statements of Additional Information in this Registration Statement of the Turner Funds.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 27, 2012